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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*


                             Transtechnology Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    893889105
                              ---------------------
                                 (CUSIP Number)


                                 July 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 893889105                     13G
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      DePrince, Race & Zollo, Inc.
      59-3299598
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Incorporated in the State of Florida

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,611,300
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             none
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,611,300
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          none
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,611,300
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
       No
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.03%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IA
------------------------------------------------------------------------------




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Item 1(a)    Name of Issuer
             --------------

             Transtechnology Corp.


Item 1(b)    Address of Issuer's Principal Executive Office
             ----------------------------------------------

             150 Allen Rd.
             Liberty Corner, NJ 07938


Item 2(a)    Name of Person Filing
             ---------------------

             DePrince, Race & Zollo, Inc.



Item 2(b)    Address of Principal Business Office or, if none, Residence
             -----------------------------------------------------------

             201 S. Orange Ave., Suite 850
             Orlando, FL 32801




Item 2(c)    Citizenship
             -----------

             USA



Item 2(d)    Title of Class of Securities
             ----------------------------

             common stock


Item 2(e)    CUSIP Number
             ------------

             893889105

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Item 3       If this statement is filed pursuant to (S)(S)240.13d-1(b) or
             ------------------------------------------------------------
             240.13-2(b) or (c), check whether the person filing is a:
             --------------------------------------------------------

             (a) [_] Broker or Dealer registered under Section 15 of the Act (15 U.S.C.78o)

             (b) [_]  Bank as defined in Section 3(a)(6) of the Act
                      (15 U.S.C.78c)

             (c) [_] Insurance company as defined in Section 3(a)(19) of the Act
                     (15 U.S.C.78c)

             (d) [_] Investment Company registered under Section 8 of the
                     Investment Company Act of 1940 (U.S.C.80a-8)

             (e) [X] An Investment Adviser in accordance with
                     (S)240.13-1(b)(1)(ii)(E)

             (f) [_] An Employee Benefit Plan or Endowment Fund in accordance with (S)240.13d-1(b)(1)(ii)(F)

             (g) [_] A Parent Holding Company or Control Person in accordance with (S)240.13d-1(b)(1)(ii)(G)

             (h) [_] A Savings Association as defined in Section 3(b) of the federal Deposit Insurance Act (U.S.C. 1813)

             (i) [_] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j) [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)

Item 4       Ownership
             ---------
             (a) 1,611,200 shares
             (b) 26.03%
             (c)(i) 1,611,300 shares
              (iii) 1,611,300 shares

Item 5    Ownership of Five Percent or Less of a Class
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
          following:   [_]

Item 6    Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          N/A

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Item 7    Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company
          --------------------------------------------------------

          N/A


Item 8    Identification and Classification of Members of the Group
          ---------------------------------------------------------

          N/A


Item 9    Notice of Dissolution of Group
          ------------------------------

          N/A


Item 10   Certification
          -------------

          By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          8/5/2002
                                               ---------------------------------
                                                            Date

                                               /s/ Victor A. Zollo, Jr.
                                               ---------------------------------
                                                Victor A. Zollo, Jr. - President